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                                                                   EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER


    This Agreement and Plan of Merger (this "Agreement") is executed as of February 26, 1996, by SURGIPRO, INC. (the "Company"), a Florida corporation, STERILE RECOVERIES, INC. ("Purchaser"), a Florida corporation, and CLAYTON W. PAGE ("Page"), a Florida resident and the Company's sole shareholder, to record their agreement regarding the acquisition of the Company by Purchaser.

                                    RECITALS

    A. The Boards of Directors of Purchaser and the Company have agreed to effect the merger provided for in this Agreement on the terms and subject to the conditions set forth in this Agreement.

    B. For federal income tax purposes, the parties intend that the merger provided for in this Agreement will qualify as a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended.

    C. Page, Purchaser, and the Company desire to make certain representations, warranties, and agreements contained in this Agreement in connection with the merger.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained in this Agreement, Page, Purchaser, and the Company agree as follows:

1.  FORM AND INTERPRETATION.

    1.1  Definitions.    As  used  in  this  Agreement and the exhibits  to
it, the following capitalized terms have the definitions attributed to them:

         "Agreement" means this Agreement and Plan of Merger, as originally executed by the parties and as subsequently amended or modified by them in accordance with its terms.

         "Articles of Merger" means the Articles of Merger in the form attached as Exhibit "A," to be executed by Purchaser and the Company on the Closing Date and filed with the Department of State of Florida to effectuate the Merger.

         "Board  of  Directors" means the Board of Directors of the Company.




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         "Closing Date" means February 26, 1996, which is the  date  as of which this Agreement will become effective.

         "Code" means the United States Internal Revenue Code of 1986, as amended, or any law or regulations enacted to replace that Code.

         "Company" means Surgipro, Inc., a Florida corporation and a party to this Agreement.

         "Company Disclosure Schedule" means the disclosure schedule dated February 29, 1996, that is contemplated by this Agreement and has been separately furnished to Purchaser by the Company.

         "Company Shares" means shares of the Company's common stock, $.01 par value.

         "Effective Time" means the date and time when the Articles of Merger are filed by the Department of State of Florida.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and includes all rules and regulations promulgated under that act.

         "Financial   Contingency"   means  a  direct  or indirect  liability,
    obligation, or indebtedness of a person  that  arises upon the occurrence
    of an event, condition,   circumstance,  or  act  or  omission  of another
    person, and includes (a) asserted claims, legal proceedings, administrative proceedings, and other "loss contingencies," as determined pursuant to Statement of Financial Accounting Standards No. 5, (b) a liability, obligation, or indebtedness of another person that a person has assumed, indorsed, guaranteed, or become a surety, accommodation party, or responsible in any other way for, except for guarantees and indorsements made in connection with the deposit of items for collection in the ordinary course of business, (c) agreements
    to  purchase, repurchase,   or  otherwise  acquire  any  liability,
    obligation, or indebtedness or any collateral therefor, (d) agreements to fund any deficiency, to protect any obligee against loss, to provide funds for the repayment of any liability, obligation, or indebtedness of another person, to keep well or maintain the solvency of any business organization, or to maintain the level of any particular asset, liability, or item of income of any business organi-zation, and (e) an agreement for the purchase of materials, supplies, or other property that requires



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    payment  regardless  of  whether  the materials, supplies, or other property are delivered or tendered to the purchaser.

         "Florida  Corporation  Law"  means  the  Florida Business
    Corporation   Act,  Chapter  607,  Florida Statutes (1995), as in effect on the Closing Date.

         "Forest Lake Lease" means the Lease dated January 31, 1996, between the Company and Forest Lake Academy.

         "Hazardous Material" means urea, solid waste, polychlorinated biphenyls (PCBs), paint containing lead, formaldehyde foam insulation, discharges of sewage or effluent, and all toxic, hazardous, and radioactive waste, material, pollutants, substances, and contaminants that are regulated by any local, state, or federal environmental law, whether or not classified as hazardous under those laws.

         "Lien" means a restriction on the use or transferability of property and a claim or charge on any interest in property securing an obligation owed to, or claimed by, a person other than the owner of the property, whether the claim or charge exists by reason of statute, contract, or common law, and includes a lien or security interest
    arising from a pledge, mortgage,   indenture,   encumbrance,
    hypothecation, trust receipt, deed of trust, conditional sale, security agreement, or collateral assignment and a lease, bailment, or consignment for security purposes.

         "Material Adverse Effect" refers to the magnitude of the consequence of a particular fact, event, condition, or circumstance to the Company and means that the fact, event, condition, or circumstance had, has, or will likely have an adverse effect on the then-existing assets, business, prospects, financial condition, or results of operations of the Company that is material to the Company, and any adverse effect that involves or would involve the loss, disposition, or impairment of an asset or the accrual or payment of a cost, expense, or liability (including damages) will be "material" to the Company, only if it exceeds $25,000.

         "Merger" means the merger of the Company with and into Purchaser that is contemplated by this Agreement.

         "Merger Consideration" means the Purchaser Note and the 90,000 Purchaser Shares into which the Company Shares are converted as a result of the Merger.



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         "Page"  means  Clayton  W. Page, a party to this Agreement and the sole shareholder of the Company.

         "Plan" means every employee benefit, welfare, or compensation plan, trust, program, practice, agreement, or arrangement that provides benefits or compensation to any current or former officer, director, or employee of the Company or his or her survivors, including any bonus,
    thrift, pension, savings, incentive,   insurance,  retirement,  stock
    bonus, stock option, stock purchase, profit sharing, loan guarantee, early retirement, deferred compensation, medical reimbursement, supplemental retirement, relocation assistance, stock appreciation right, severance or termination compensation, employee loan or credit extension, and dental, vision, medical, or other health care plan.

         "Plan of Merger" means the plan of merger of the Company with and into Purchaser that is set forth in Article I of the Articles of Merger.

         "Purchase Property" means all of the Company's assets, properties, operations, and business, wherever located.

         "Purchaser Disclosure Documents" means the disclosure documents dated as of February 26, 1996, that is contemplated by this Agreement and has been separately furnished to Page and the Company by Purchaser.

         "Purchaser Note" means the promissory note of the Purchaser in the form of Exhibit "B," to be delivered to Page as part of the Merger Consideration.

         "Purchaser Shares" means shares of Purchaser's common stock, $.001 par value.

         "Shareholder Agreement" means the Shareholder Agreement dated July 28, 1994, among Purchaser, Richard T. Isel, Wayne R. Peterson, and James T. Boosales, as "Original Shareholders," as subsequently joined by other "Shareholders."

         "Site" means each parcel of real estate now or previously owned or leased by the Company or on which operations are or were conducted by the Company.

         "Surviving Corporation" means Purchaser, following the Merger.



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    1.2  Other Recurring Words.  As used in this Agreement and the exhibits to it, (a) the words "consent" and "approval" are synonymous, (b) the word "including" is always without limitation, (c) neuter words should be construed to include correlative feminine and masculine words, (d) words in the singular number include words in the plural number and vice versa, and (e) the following uncapitalized words and terms have the meanings ascribed to them:

         "business day" means a week day on which commercial banks are open for business in Tampa, Florida.

         "costs"  includes  the fees, costs, and expenses of experts,
    attorneys, mediators, witnesses, arbitrators,   collection  agents,  and
    supersedeas bonds, whether incurred before or after demand or commence-ment of legal proceedings, and whether incurred pursuant to trial, appellate, mediation, bankruptcy, arbitration, administrative, or judgment-execution proceedings.

         "days" means calendar days, including Sundays, Saturdays, and holidays.

         "governmental authority" includes a government, a public body or authority, and any governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national.

         "law" includes a state or national code, rule, statute, ordinance, or regulation and the common law arising from final, nonappealable decisions of governmental authorities and state or federal courts in the United States.

         "order" includes an order, decree, ruling, judgment, or injunction.

         "person" includes, in addition to a natural person, a group, trust, syndicate, corporation, cooperative, association, partnership,
    business trust, joint   venture,  limited  liability  company,  unin-
    corporated organization, and governmental authority.

         "subsidiary," when used in reference to any particular party, means a corporation with respect to which the party either (i) is required to consolidate the reporting of its financial information in accordance with generally accepted accounting principles, or (ii) is a beneficial owner of either at least 20% of any class of the corporation's securities or securities of the corporation representing at least 20% of the voting power of all the corporation's



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

    outstanding securities that are entitled to vote in the election of its directors.

Accounting terms used, but not otherwise defined, in this Agreement are to be construed and interpreted in accordance with "generally accepted accounting principles" in effect on the Execution Date, as described in Accounting Standards Board SAS No. 69 and established by various pronouncements of the Accounting Principles Board, the Financial Accounting Standards Board, and the American Institute of Certified Public Accountants.

    1.3  Headings;  Exhibits;  References.   The headings preceding  the
text of the sections of this Agreement are solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect. All exhibits and schedules referred to in this Agreement are an integral part of it and are incorporated by reference in
it.    Unless  otherwise expressly stated, a reference in this Agreement  to a section, exhibit, or schedule is to a section, exhibit, or schedule of this Agreement. If this Agreement is assigned by a party in accordance with its terms, all references in this Agreement to that party will pertain to the assignee, and the parties shall revise the exhibits as necessary or appropriate to substitute the assignee for the assignor under this Agreement.

    1.4 Governing Law. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with
laws of  other  jurisdictions.    The parties waive any rule of law that  would
require any ambiguity in this Agreement to be construed against the party who drafted it.

    1.5  Severability.   The parties have executed this Agreement  with  the
intention that every provision of it is valid, lawful, and enforceable. Accordingly, each provision of this Agreement should be applied and interpreted so it is valid, lawful, and enforceable. If a provision of this Agreement (or the application of it) is held by a court to be invalid, un-lawful, or unenforceable under applicable law, however, that provision will be considered separable from the remaining provisions of this Agreement, will be reformed and enforced to the extent that it is valid and lawful, and will not affect the validity, lawfulness, or enforceability of any other pro-vision of this Agreement or the application of that provision to a person or circumstance in which it is valid, lawful, and enforceable, unless the invalidity affects the lawfulness of Purchaser's acquisition of the Company, in which case either Purchaser or the Company may terminate this Agreement.

    1.6  Direct  or  Indirect  Action.   When any provision of this  Agreement
requires or prohibits any particular action to



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

be taken by a person, the provision applies regardless of whether the action is taken directly or indirectly by the person.

    1.7 Execution and Effectiveness. The parties may execute this Agreement in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will
constitute  the same agreement.    This  Agreement  will become effective when
each party has executed and delivered to every other party a counterpart of it.

    1.8 Entire Agreement. This Agreement records the entire understanding of the parties regarding the subjects addressed in it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by them.


2.  THE MERGER.

    2.1 Plan of Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Florida Corporation Law, the Company shall be merged with and into Purchaser pursuant to the Plan of Merger. Purchaser will be the surviving corporation in the Merger, and the separate corporate existence of the Company will cease as a result of the Merger.
The  Merger  will  have  the  effects  provided in the Florida Corporation Law.

    2.2  Merger  Consideration.    Pursuant  to  the  Plan  of Merger,  all
the issued Company Shares will be converted into (i) 90,000 Purchaser Shares and (ii) following determination of the amount, the Purchaser Note in the amount determined in accordance with section 2.3 below. Page will surrender to Purchaser the certificates evidencing all of the outstanding shares of Company stock.

    The certificates representing the Purchaser Shares will bear the following legend:

     The securities evidenced by this certificate have not been registered under either the Securities Act of 1933, as amended, or the securities laws of any state. These securities cannot be offered for sale, sold, assigned, pledged, hypothecated, or otherwise transferred or encumbered at any time, as a whole or in part, absent registration of the transaction under the Securities Act of 1933, as amended, and every applicable state securities law or delivery to the Company of a satisfactory opinion of counsel to the effect that registration of the transaction under those laws is not required.



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     The transfer of the shares evidenced by this certificate is restricted by a Shareholder Agreement among the holder of this certificate and other shareholders of the Company. The Company will furnish to any shareholder, on request and without charge, a full statement of those restrictions.

    The Purchaser Note will not be assignable.

    2.3   Purchaser Note Amount Determination.

          (a) Within 110 days following the Closing Date, Page and Purchaser will jointly prepare (i) a balance sheet dated as of the Closing
Date  (the  "Closing Date Balance Sheet").    Page  shall  also  submit to
Purchaser a favorable comfort letter compiled by Raymond Bersch, CPA, in accordance with the procedures and standards described in the attached Exhibit "C." The Closing Date Balance Sheet will be prepared on a basis consistent with the basis on which the Company's December 31, 1995, balance sheet was prepared and the comfort letter of Raymond Bersch, CPA, that accompanies the Closing Date Balance Sheet shall contain a statement to that effect. The Closing Date Balance Sheet will be prepared without regard to any effects on the Company of the transactions contemplated by this Agreement, including tax consequences, and will assume that the Company is continuing its
business on a going concern basis.    The  Closing  Date  Balance  Sheet  shall
contain an accrual for all legal fees, accounting fees, and other trans-actional costs and expenses that have not been paid by the Company prior to the date of the Closing Date Balance Sheet and that the Company has incurred to that date and reasonably expects to incur through the Closing Date. Page and the Company will provide Purchaser and its independent accountants with full and contemporaneous access to Raymond Bersch, CPA, and the workpapers of the Company and Raymond Bersch, CPA, as Page and Purchaser prepare the Closing Date Balance Sheet.

          (b) The aggregate amount of the Purchaser Note to be delivered by the Purchaser as part of the Merger shall be equal to $20,000 plus the "net tangible value" of the Company as reflected on the Closing Date Balance Sheet and executed and delivered promptly after such determination is made. For purposes of this section, "net tangible value" means the excess of the aggregate recorded amount of tangible assets of the Company over liabilities of the Company, except that inventory will be determined using the cost of the material components of the inventory rather than recorded cost. "Tangible assets" excludes (a) any writeup of assets subsequent to December 31, 1995, (b) deferred assets, (c) amounts due from insiders, including Page, (d) patents, copyrights, trademarks, trade names, noncompete agreements, franchises, experimental expenses, and other intangible assets, (e) goodwill and other amounts representing the excess of the purchase price of assets or stock over the value assigned to them on the books



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of  the  Company,  and  (f)  any  other amounts categorized as intangible
assets under generally accepted accounting principles.    For purposes of
calculating "net tangible value," all accounts receivable of the Company as of the Closing Date will be valued at face value, without making provisions for uncollectible amounts, but the amount of any such accounts receivable that are not actually collected within 90 days following the Closing Date will be deducted from the dollar value of assets used to calculate net tangible value. The following items will be prorated for purposes of compiling the Closing Date Balance Sheet:

         (i) Use, sales, and payroll taxes, and ad valorem taxes and assessments;

         (ii) Fuel, electricity, telephone, and other utility service charges, deposits, and expenses;

         (iii) Employee payroll, life and disability insurance premiums, and other fringe benefits; and

         (iv) Rent, interest, other insurance premiums, and installment payments.

          (c) Purchaser shall assign to Page all accounts receivable not collected within 90 days following the Closing Date.

    2.4 Articles of Merger. On the Closing Date, Purchaser and the Company shall execute the Articles of Merger in accordance with the requirements of Florida Corporation Law and deliver  the  executed Articles of Merger to the
Department of State  of  Florida  for  filing.    Purchaser shall pay to the
Department of State of Florida all fees required for the filing of the Articles of Merger and to effectuate the Merger.

    2.5 Effects of Merger. The Merger will have the legal effects prescribed by section 607.1106 of the Florida Business Corporation Act. For federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization pursuant to section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

    2.6 Bylaws and Articles of Incorporation. The Bylaws and Articles of Incorporation of the Company in effect at the Effective Time will be the Bylaws and Articles of Incorporation of the Surviving Corporation, until they are amended in accordance with their terms and the Florida Business Corporation Act.

    2.7 Directors and Officers. The directors and officers of the Company in office at the Effective Time will continue to be the directors and officers of the Surviving Corporation following the Merger, until their respective successors are



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duly  elected  and  qualified  in  accordance with the Florida Corporation  Law and the Company's Bylaws and Articles of Incorporation or until their earlier death, resignation, or removal from office.

    2.8   Further  Assurances.    At any time and from time to time  after  the
Effective Time, at the request of the Company or any assignee or successor of it, the officers and directors of Surgipro last in office shall execute and deliver to the Company any new, additional, or confirmatory deed, agreement, instrument, or other document, and take or cause to be taken all further action, as is necessary or appropriate to vest, record, confirm, perfect, or otherwise establish the Company's right, title, and interest in and to all rights, powers, property, franchises, immunities, and privileges of Surgipro or to otherwise carry into effect the intent and purposes of this Plan of Merger.

3.  FURTHER AGREEMENTS.

    3.1 Transaction Expenses. Whether or not the Merger is consummated, each party shall pay all its own costs and expenses (including fees and disbursements of accountants, legal counsel, financial advisors, and other consultants) that it incurs in connection with the Merger and this Agreement.

    3.2   Public  Announcements.    The parties promptly shall advise, consult,
and cooperate with each other before issuing, or permitting any of their respective agents, officers, directors, or employees to issue, any press release, or public announcement to any third party concerning this Agreement or the transactions contemplated by it.

    3.3 Consent of Page. By executing this Agreement, Page (as the sole director and shareholder of the Company) approves the Merger and consents to the execution, delivery, and performance of this Agreement by the Company, and this consent will be treated for all purposes as an affirmative vote duly adopted at a meeting of the sole director and shareholder of the Company held for that purpose. Page shall take all further action that is advisable or necessary to authorize the Company's execution, delivery, and performance of this Agreement.

    3.4   Shareholder  Agreement.    On the Closing Date, Page shall execute a
counterpart of the Shareholder Agreement.

    3.5   Employment  Agreement;  Back  Compensation.   On the Closing  Date,
Page and Purchaser shall enter into the Employment Agreement in the form of Exhibit "D" to this Agreement.

    3.6 Registration Rights Agreement. On the Closing Date, Page shall execute and deliver the investment representation letter in the form of Exhibit "E" to this Agreement.



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    3.7   Indemnification.

          (a)  Page  indemnifies  and shall hold harmless Purchaser,  and
each  agent,  employee,  director,  shareholder, successor,   and  assignee  of
Purchaser (collectively, the "Indemnified Persons") from and against all cost, loss, claim, damage, expense, penalty, and liability (whether or not liquidated or paid by the Indemnified Person; including fines, interest, legal fees and expenses, and amounts paid in settlement) (an "Indemnified Loss") that are asserted against the Indemnified Persons and arise in
connection with any of the following:    (i) a breach of any representation,
warranty, or covenant made or to be performed by Page or the Company pursuant to this Agreement; (ii) any asserted claim or liability based on a product sold, obligation incurred, or other transaction effected (other than a liability recorded in the Closing Date Balance Sheet) by or through the Company before the Closing Date, including the nonpayment by the Company of all applicable use and sales taxes payable for transactions effected before the Closing Date (whether or not Page knew of the basis for the claim or liability); or (iii) any suit, action, demand, proceeding, or other act incident to enforcing this indemnity provision. Page shall reimburse the Indemnified Persons for any legal and other expenses reasonably incurred  in defending or preparing to defend against any such Indemnified
Loss.    Page indemnifies and shall hold harmless the  Indemnified  Persons from every Indemnified Loss notwithstanding any other provision of this Agreement, any disclosure previously made by Page or the Company in or pursuant to this Agreement, any right of audit or investigation granted to Purchaser pursuant to this Agreement, or any information obtained or available to Purchaser as a result of exercising that right, whether before or after the Closing Date. Purchaser acknowledges that in the absence of actual knowledge of a false representation, Page will not be subject to a claim for fraud or intentional misrepresentation. However, Page will be responsible for the foregoing contractual indemnities irrespective of whether he had knowledge of a particular matter that constitutes a breach of representation or other basis for an Indemnified Loss.

          (b)  Page shall pay any Indemnified Loss as follows:

              (i) If the Indemnified Loss arises from an item used to determine "tangible net worth," the Purchaser Note will be reduced by the amount of the Indemnified Loss;

              (ii) If the Indemnified Loss arises from any other matter or if the Purchaser Note has been fully paid, the loss will be paid by Page returning to Purchaser within ten days of his receipt of notice of the Indemnified Loss a number of Purchaser Shares



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    with  a  value  at  the  time the Indemnified Loss is incurred equal to the amount of the Indemnified Loss; and

              (iii) If the balance of the Purchaser Note has been reduced to zero and Page no longer holds any Purchaser Shares, Page shall pay the amount of the Indemnified Loss in cash within ten days following his receipt of notice of the Indemnified Loss.

Page will have no obligation to indemnify Indemnified Persons for Indemnified Losses incurred by Purchaser after the second anniversary of this Agreement. The aggregate amount of Indemnified Losses payable pursuant to part (iii) above will not exceed the sum of the amount Page realizes from payments on the Purchaser Note plus the amounts Page realizes on disposition of the Purchaser Shares (unless Page disposes of the Purchaser Shares in a gift transaction, in which case the relevant amount will be the fair value of the Purchaser Shares on the disposition date).

          (c) Purchaser indemnifies and shall hold harmless Page from and against all cost, loss, claim, damage, expense, penalty, and liability (whether or not liquidated or paid by Page, including fines, interest, legal fees, and expenses, and amounts paid in settlement (a "Purchaser Indemnified Loss") that are asserted against Page and arise in connection with any of
the  foregoing:   (i) a breach of any representation, warranty,  or  covenant made or to be performed by the Company pursuant to this Agreement, (ii) any liability recorded in the Closing Date Balance Sheet, and (iii) any suit, action, demand, proceeding, or other act incident to enforcing this indemnity provision. Purchaser shall pay any Purchaser Indemnified Losses
within  30 days after its receipt of notice of the  claim.    Purchaser  will
have no obligation to indemnify Page for Purchaser Indemnified Losses incurred by Page after the second anniversary of this Agreement.

    3.8 Tax Treatment of Merger. Purchaser and the Company shall (a) treat the Merger as a tax-free "reorganization" under section 368(a)(1)(A) of the Code, (b) report the Merger and all related transactions for federal income tax purposes in a manner consistent with that treatment, (c) take all reasonable action required to cause the Merger to be treated as a "reorganization" under section 368(a)(1)(A) of the Code, and (d) not take any action that could disqualify the Merger from "reorganization" status under section 368(a)(1)(A) of the Code.

    3.9 Registration Rights. On the Closing Date, Purchaser shall execute and deliver to Page a Registration Rights Agreement in the form of Exhibit "F" to this Agreement that provides to Page piggyback registration rights with respect to all Purchaser Shares acquired by Page pursuant to the Merger.

4.  THE CLOSING.

    4.1   Closing  Obligations.   On the Closing Date, (a) the Company has
executed the Articles of Merger and (ii) delivered to Purchaser the certificate specified in section 4.4(c) and all other documents or certificates that are required to be delivered by it to Purchaser on or before the Closing Date and have not been previously delivered, and (b) Purchaser has
(i) executed the Articles of Merger, (ii) filed the Articles of Merger with the Florida Department of State, (iii) paid all fees required for those filings and to effectuate the Merger, and (iv) delivered to the Company the certificate specified in section 4.5(c), and all other documents or certificates that are required to be delivered by Purchaser to the Company on or before the Closing Date and have not been previously delivered.

    4.2 Closing Conditions of Each Party. The respective obligations of each party to this Agreement to effect the Merger and consummate the other transactions contemplated by this Agreement are subject to the following conditions precedent, each of which has been satisfied on or before the Closing Date:

          (a) The shareholder and director of the Company has approved the Merger, the Plan of Merger, and this Agreement by the requisite vote in accordance with Florida Corporation Law and the Company's Bylaws and Articles of Incorporation;

          (b) Page and the Company have terminated their contractual agreements with Dr. Bob G. Mitchell and Kelly Mitchell and their affiliates;

          (c) Purchaser has received from Sterile Concepts, Inc. any necessary consent to the Merger and Purchaser proceeding with its contemplated custom procedure kit business following the Merger;

          (d) Purchaser has obtained from AMSCO International, Inc. any necessary consent to the Merger under the Purchase Money Security Agreement dated as of July 31, 1994; and

          (e)  All   orders,   permits,   consents,  licenses, approvals,
franchises, certificates, registrations, and other authorizations from governmental authorities that are necessary to consummate the Merger have been obtained.

    4.3 Closing Conditions of Purchaser. The obligations of Purchaser to effect the Merger and to consummate the other transactions contemplated by this Agreement are further subject to the following conditions precedent, each of which has been satisfied on or before the Closing:

          (a)  The   representations  and  warranties  of  the Company
contained in this Agreement are true and correct in all material respects as of Closing Date;

          (b) The Company has performed in all material respects all agreements and obligations under this Agreement that are required to be performed by it on or before the Closing Date;

          (c) Purchaser has received a certificate signed by the Company's President stating that (i) all representations and warranties of the Company contained in this Agreement were true and correct in all material respects as of the Closing Date, and (ii) all agreements and obligations in this Agreement to be performed by the Company on or before the Closing Date have been performed by the Company in all material respects;

          (d) Purchaser has received UCC-11 searches and other lien searches showing no existing security interests in, or liens on property of the Company; and

          (e) All consents and approvals from third parties that are necessary for the Company to consummate the Merger have been obtained.

    4.4 Closing Conditions of the Company. The Company's obligations to effect the Merger and to consummate the other transactions contemplated by this Agreement are further subject to the following conditions precedent, each of which have been satisfied on or before the Closing Date:

          (a) The representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date;

          (b) Purchaser has performed in all material respects all of its respective agreements and obligations under this Agreement that are required to be performed by them on or before the Closing Date;

          (c) The Company has received a certificate signed by Purchaser's President or Executive Vice President stating that (i) all representations and warranties of Purchaser contained in this Agreement were true and correct in all material respects as of the Closing Date, and (ii) all agreements and obligations in this Agreement to be performed by Purchaser on or before the Closing Date have been performed by it in all material respects; and

          (d) All consents and approvals from third parties that are necessary for Purchaser to consummate the Merger have been obtained.

5.  REPRESENTATIONS AND WARRANTIES OF PAGE AND THE COMPANY.

    Page and the Company jointly and severally represent and warrant to Purchaser the following:

    5.1 Corporate Power and Organization. The Company is a corporation duly incorporated and validly existing in active status under the laws of the State of Florida, has the requisite corporate power and authority to carry on its business as currently conducted, and possesses all orders, permits, con-sents, licenses, approvals, franchises, certificates, registrations, and other authorizations from governmental authorities that are necessary to conduct its current business. The Company is duly qualified to do business as a foreign corporation and in good standing in every jurisdiction where it owns or leases any material property or its business activities require it to so qualify. The Company previously furnished or made available to Purchaser copies of its Bylaws and Articles of Incorporation, which are accurate and complete as of the Closing Date.

    5.2 Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement by its shareholders as required by applicable law, to
consummate the Merger.    The  execution,  delivery,  and performance of this
Agreement by the Company:

          (a) will not conflict with the Company's Bylaws or Articles of Incorporation;

          (b) have been duly authorized by all requisite corporate action of the Company and no other corporate proceedings on the part of the Company or its shareholder are necessary to authorize this Agreement or consummate the transactions contemplated by it;

          (c) will not breach, violate, suspend, or terminate (or create any right of suspension or termination), cause the imposition of a penalty, permit acceleration of the maturity of any liability or obligation of the Company, constitute a default or any event that (with notice or lapse of time or both) would constitute a default, under or pursuant to any material bond, lease, order, mortgage, agreement, indenture, instrument, deed of trust, promissory note, security agreement, or other commitment to which the Company is a party or any of its property is subject, except to the extent that any of the foregoing would not have, in the aggregate, a Material Adverse Effect on the Company;

          (d) will not result in the creation or attachment of a Lien on any property of the Company, except to the extent that any Lien would not have a Material Adverse Effect on the Company;

          (e) will not violate any law or order applicable to the businesses of the Company, except for any violation that would not have a Material Adverse Effect on the Company; and

          (f) does not require any notice to, filing or registration with, or consent, license, approval, or authorization of, any governmental authority.

This Agreement has been duly executed and delivered by the Company to Purchaser, and, assuming it constitutes a valid and binding obligation of Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability is limited by application of general principles of equity and by bankruptcy, insolvency, moratorium, debtor relief, and similar laws of general application affecting the enforcement of creditor rights and debtor obligations.

    5.3   Authorized  Capitalization.   The authorized capital stock of the
Company consists exclusively of 100,000 shares of common stock, $.01 par value. As of the Closing Date, (a) 1,000 shares of common stock are validly issued and outstanding, all of which are owned by Page and those shares are fully paid, non-assessable, and free of any preemptive rights, and (b) no shares of the Company's common stock are held in the treasury of the Company. Except as described above, (i) the Company does not have authorized or outstanding any other class of debt or equity securities or any rights, options, warrants, agreements, or commitments of any kind obligating it to issue any shares of its capital stock, any securities con-vertible into or exchangeable for shares of its capital stock, or any rights, options, or warrants to acquire any shares of its capital stock, and (ii) there are no proxies, voting trusts, shareholder agreements, or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any Company Shares.

    5.4   Subsidiaries.   The Company does not have any direct or indirect
subsidiaries and does not own or control, directly or indirectly, any equity or other ownership interest in any other corporation, partnership, joint venture, or business organization, and (b) the Company is not a partner or participant in, and does not conduct any part of its business through, any partnership, joint venture, or similar arrangement.

    5.5   Financial  Statements.   The annual financial statements  of  the
Company  dated  as  of  December 31, 1995 (the

"Financial Statement Date") and the interim financial statements of the Company dated as of January 31, 1996, that have been furnished to Purchaser were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as otherwise indicated in the notes to them) and fairly present the financial position, results of operations, and cash flows from operating, investing, and financing activities of the Company as of the dates and for the periods indicated, except that the unaudited interim financial statements are subject to normal year-end adjustments and omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles. Except as and to the extent set forth in the foregoing financial statements, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise, and whether due or to become due), which are material to the business, assets, properties, results of operations, financial condition, or prospects of the Company.

    5.6   Subsequent  Events.    None  of  the  following  has occurred  since
the Financial Statement Date: (a) any event that had, or is reasonably likely to have, a Material Adverse Effect on the Company; (b) any damage or destruction, whether or not covered by insurance, that adversely affected the property or business of the Company; (c) any borrowing, issuance of any debt security, or debt assumption, endorsement, or guarantee; (d) any change by the Company in its accounting methods, practices, or principles, except as required to comply with applicable law or a change in generally accepted accounting principles; (e) any commitment or transaction by the Company that had, or is reasonably likely to have, a Material Adverse Effect on the Company and was not in the usual and ordinary course of business; (f) any declaration, payment, or setting aside for payment of any dividends or other distributions (whether in cash, stock, or property) in respect of the Company Shares; or (g) any event, action, or condition that constitutes an agreement by the Company to do anything described in clauses
(a)-(f) above.

    5.7   Legal  Compliance.   The Company is not in violation of  any  law  or
order of any court or governmental authority that is applicable to it, its businesses, or its properties. There are no actions pending or (to the best knowledge of the Page) threatened that question the validity of this Agreement, any documents to be delivered to Purchaser by the Company in connection with this Agreement, or any action taken or to be taken by the Company in connection with the transactions contemplated by this Agreement. There is not any pending or (to the best knowledge of Page) threatened action by a governmental authority that names the Company as a party. The Company will deliver to Purchaser, upon request, a true and complete copy of any material permit, license, or other gov-ernmental authorization relating to the business operations of the Company.

    5.8   Brokerage.    The  Company has not used or engaged a broker, finder,
or investment banking firm that is entitled to any fee, commission, or other remuneration in connection with the Merger.

    5.9   Absence  of  Undisclosed  Liabilities.   The Company does  not have
any liabilities, obligations, Financial Contingencies, leases under which they are lessees and that have a term from inception (including renewal options) exceeding one year, or unusual commitments of any kind, except for those accrued, reserved, or disclosed in the balance sheet of the Company as at December 31, 1995, and the accompanying notes thereto.

    5.10  Environmental Matters.

          (a) None of the Company or its officers have received any formal or informal notification from any governmental authority or other person that it allegedly was a contributor to, or a potentially responsible party in connection with, any place at which Hazardous Material was stored, treated, released, or disposed;

          (b) None of the Company or its officers have received, or are aware of, any notice, warning letter, or consent order relating to a violation of any safety or environmental law with respect to any Site or the operation and maintenance of their businesses;

          (c) None of the Company or its officers are or have been a party to any civil or criminal litigation or to any administrative proceeding by a governmental authority involving allegations of (i) a violation of any safety or environmental law, (ii) the release of any Hazardous Material or petroleum substance into the environment (whether in or outside the workplace), or (iii) any personal injury or property damage resulting from the use, storage, disposal, treatment, generation, manufacture, or other handling of any Hazardous Material or petroleum substance on any Site or other property; and

          (d) The Company has (i) operated its business in compliance with all health, safety, occupational, and environmental protection laws and orders, including the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation & Recovery Act (42 U.S.C. Section
6901 et  seq.), the Safe Drinking Water Act (21 U.S.C. Section 7401 et   seq.),
and  the  Comprehensive  Environmental  Response, Compensation  and  Liability
Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), all as amended; (ii) has not disposed or arranged (by contract, agreement, or otherwise), within the meaning of section 107(a)(3) of CERCLA, for the disposal of any Hazardous Material that was used, generated, or handled by any of them at any off-site location that at the time of the disposal was listed or proposed for inclusion on the National Priority List promulgated pursuant to CERCLA or any list pro-mulgated by any governmental authority for the purpose of identifying sites that pose an imminent danger to health and safety; and (iii) has been
issued, and will maintain until the Closing   Date,   all  permits,  licenses,
certificates, and approvals required from any governmental authority that are required for its operations with respect to (A) air emissions, (B) noise emissions, (C) discharges of surface water or groundwater, (D) solid or liquid waste disposal of toxic or hazardous substances or wastes, and (E) compliance with any other health, safety, or environmental law or order, and an accurate and complete list of any such material permits, licenses, certificates, or approvals is set forth in the Company Disclosure Schedule.

The  Company  has furnished or made available to Purchaser (1) all   notices
of violation from governmental authorities relating to safety and environmental laws and orders and all environmental studies performed by or on behalf of the Company or any governmental authority, or any other party, that pertain to the Company, and (2) all material, reports, or other documents relating to any safety or environmental matter referred to in this section or disclosed in the Company Disclosure Schedule.

    5.11 Tax Matters. For purpose of this Agreement, "Taxes" or "Tax" means all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, intangibles, severance, stamp, occupation, premium, property or windfall profit taxes, customs duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority ("Taxing Authority") upon the Company. The Company:

         (a) has withheld or will withhold amounts from the compensation and other payments due and payable to its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and employment taxes for all periods (or portions thereof) ending on or before the Closing Date, in compliance with the provisions of applicable federal, state and local laws;

         (b) has paid, or provided a sufficient reserve for the payment of, all federal, state and local Taxes with respect to all periods, or portions thereof, ending on or before the Closing Date;

         (c) has filed (including extensions) all federal, state, local, and other tax returns required to be filed by it under applicable law, including estimated tax returns and reports; and

         (d) has not been subject to any material claims or, to the knowledge of the Company, any investigations by any Taxing Authority pending against the Company for any past due Taxes; and there has been no waiver of any applicable statute of limitations or extension of the time for the assessment of any Tax against the Company.

    5.12  Location and Use of Purchase Property.  All the Purchase  Property
is located on the Company's premises at Forest Lake  Academy.    The Purchase
Property constitutes all of the property historically used by the Company in its business at any location.

    5.13 Title to Purchase Property. The Company has, and will convey to the Company good and marketable title to, all of the Purchase Property.
On the Closing Date, following completion of the Merger, Buyer will have good and marketable title to the Purchase Property subject to no Lien and the Purchase Property will not be subject to any claim of interest or ownership by any person.

    5.14 Real Property; Leased Properties. The Company does not own any real property. The Company Disclosure Schedule lists every lease of real or personal property that is used in the operation of the businesses of the Company and that requires annual rental payments of $5,000 or more, including in each case the names of the lessor and lessee and the location of the property subject to the lease. Except as disclosed in the Company
Disclosure Schedule, (a) the Company has a valid leasehold interest in the property subject to each of the leases listed on the Company Disclosure Schedule, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally; (b) the Company is not in default of any of those leases to which it is a party; (c) no current party to any of those leases has made or notified the Company of a claim with respect to any breach or default by them under any of those leases; and (d) none of the leases listed on the Company Disclosure Schedule are subject to any sublease, license, or other agreement granting to any other person any right to the use, occupancy, or enjoyment of all or any part of the property that is subject to the lease. The Company has delivered to Purchaser, at any time upon request, a true and complete copy of each lease listed on the Company Disclosure Schedule.

    5.15 Option, Service, and Executory Contracts. The Company has not granted to any person any right or option to acquire any interest in the Purchase Property or any part of
it.   Neither Page nor Purchaser has granted to any person any right  or option  to acquire any interest in the stock of the Company or any part of it.

    5.16 Workers' Compensation. The Company is in compliance with all laws regulating workers' compensation and has a workers' compensation insurance policy that now is in full force and effect, and (a) all workers' compensation insurance premiums have been fully paid; (b) no indebtedness is outstanding in respect of any workers' compensation insurance premiums; (c) there is no deficiency for any workers' compensation premium payable, assessed, proposed, threatened, or in prospect nor is there any basis for a deficiency; and (d) there is no basis for denial of coverage as to all or any part of the Company's workers' compensation insurance. Purchaser will not be liable for any workers' compensation claim of the Company's employees arising on or before the Closing Date.

    5.17 Consents and Authorizations. All authorizations, consents, approvals, and licenses required under any law for the ownership or operation of the property owned or operated by the Company or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and the Company is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any law or order. No approval, consent, or authorization of, or filing a registration with, any governmental authority is required with respect to the execution and delivery of this Agreement and the consummation of the Merger.

    5.18    Intellectual  Property.    The  Company Disclosure Schedule
contains a list of all patents, trademarks, trade names, service marks, trademark and service mark registrations, applications for patent, trademark and service mark registrations, and brand names and copyrights which the Company owns, possesses the right to use, or in which it has any proprietary interest and all license agreements with respect to any of the foregoing as to which the Company is licensor or licensee (collectively,
the "Intellectual Property").    The Intellectual Property constitutes all
trademarks, trade names, service marks, trademark and service mark regis-trations, applications for trademark and service mark registrations, and brand names and copyrights necessary for the conduct of the business of the Company. The Intellectual Property is legal, valid, and in full force and effect. There are no pending or threatened claims against the Company by any person claiming title to or asserting an interest in any of the Intellectual Property, or contending that their use constitutes an infringement on the rights of any person, and no valid grounds for any such claim exists.

    5.19 Employment Matters. The Company is not a party to any union agreement covering any of its employees nor does it have any employment agreement with any of its employees, or any Plans or agreements covering any of its employees. The Company is not liable for any arrearages of wages, any accrued or vested vacation pay, or any tax or penalty for failure to comply with any applicable local, state, or federal law relating to the employment of labor, and there is not a controversy pending, threatened, or in prospect between the Company and its employees nor to the best knowledge of Page and Company is there any basis for a controversy.
Purchaser will not be liable for any claim with respect to any of the foregoing matters arising on or before the Closing Date or as a consequence of the Merger.

    5.20 Material Contracts. The Company Disclosure Schedule lists all the following contracts that are in effect as of the date of this Agreement and to which Page or the Company is a party:

         (a) any contract or agreement containing covenants limiting the freedom of Page or the Company to engage in any line of business or to compete with any person;

         (b)  any written employment agreement;

         (c) any written agreement with any director, officer, or shareholder of the Company that is not terminable without penalty or liability arising from the termination;

         (d)  any   joint  venture  agreement  or  shareholder agreement; or

         (e) any contract or other agreement to guaranty any debt, liability, or obligation of any person.

    5.21 Receivables. All accounts receivable of the Company that are recorded in the Company's balance sheets at the Closing Date represent valid claims against debtors for sales or other charges arising on or before the respective balance sheet date, are not subject to discount except for normal cash discounts, and have been appropriately reduced to their estimated net realizable value.

    5.22  Insurance.    The  Company Disclosure Schedule lists all  material
policies of insurance (including the names and addresses of all insurers) that are in force on the Closing Date and insure the Company, or any of its assets or employees, including policies of fire, life, theft, disability, employee fidelity, workers' compensation, and other casualty and liability insurance. The Company will deliver to Purchaser, upon request, true and complete copies of any material insurance policy listed on the Company Disclosure Schedule, including all amendments, supplements, modifications, or side letters relating thereto.

    5.23 Accuracy of Representations and Warranties. None of the representations and warranties by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.


6.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

    Purchaser represents and warrants to Page  the following:

    6.1  Corporate  Power  and  Organization.   Purchaser is a corporation
duly incorporated and validly existing in good standing under the laws of the State of Florida. Purchaser has the requisite corporate power and authority to carry on its business as currently conducted, possesses all orders, permits, consents, licenses, approvals, franchises, certificates, registrations, and other authorizations from governmental authorities that are necessary to conduct its current business, except for those the absence of which would not have, in the aggregate, a Material Adverse Effect on Purchaser.

    6.2 Authorization and Validity of Agreement. Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the Merger. The execution, delivery, and performance of this Agreement by Purchaser:

         (a) has been duly authorized by all requisite corporate action of Purchaser and the shareholders of Purchaser;

         (b) will not conflict with its Bylaws and Articles of Incorporation;

         (c) will not breach, violate, suspend, or terminate (or create any right of suspension, or termination), cause the imposition of a penalty, permit acceleration of the maturity of any liability or obligation of Purchaser, constitute a default or any event that (with notice or lapse of time or both) would constitute a default, under or pursuant to any material bond, lease, order, mortgage, agreement, indenture, instrument, deed of trust, promissory note, security agreement, or other commitment to which Purchaser is a party or any of its property is subject, except to the extent that any of the foregoing would not have, in the aggregate, a Material Adverse Effect on Purchaser;

         (d) will not result in the creation or attachment of a Lien on any property of Purchaser, except to the extent that the Lien would not have a Material Adverse Effect on Purchaser;

         (e) subject to compliance with the laws specified in the next clause, will not violate any law or order applicable to Purchaser or any of its property, except for any violation that would not have a Material Adverse Effect on Purchaser; and

         (f) does not require any notice to, filing or registration with, or consent, license, approval, or authorization of, any governmental authority.

Purchaser's board of directors has approved and authorized the Merger, the Plan of Merger, this Agreement, and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered to the Company by Purchaser and, assuming it constitutes a valid and binding obli-gation of the Company, this Agreement is a valid and binding obligation of each of Purchaser, enforceable against it in accordance with its terms, except to the extent that its enforceability is limited by application of general principles of equity and by bankruptcy, insolvency, moratorium, debtor relief, and similar laws of general application affecting the enforcement of creditor rights and debtor obligations.

    6.3 Accuracy of Representations and Warranties. None of the representations and warranties by Purchaser in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.


7.  MISCELLANEOUS.

    7.1 Time of Essence. Time is of the essence in the performance and satisfaction by each party of every duty, condition, agreement, and obligation to be performed or satisfied by the party under this Agreement.

    7.2  Assignment.    This  Agreement  is  not assignable by operation  of
law or otherwise by any party to this Agreement without the advance written approval of every other party to this Agreement, which it may withhold in its sole discretion. Any attempted assignment of this Agreement by a party without the advance written approval of all the other parties will be invalid and unenforceable against the other parties.

    7.3 Legal Proceedings. In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement.

An agent, officer, director, employee, or shareholder of a party to this Agreement (other than Page) is not personally liable for any breach of a covenant, warranty, agreement, or representation of any party to this Agreement, except for any breach resulting from a fraud perpetrated by that person.

    7.4  Notices.   Unless this agreement expressly permits it to be given
orally, every notice, consent, demand, and approval required or permitted by this Agreement will be valid only if it is (a) in writing (whether or not the applicable provision of this Agreement states that it must be in writing),
(b) delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and (c) addressed by the sender to the intended recipient as follows:

         (a)  If to Page or the Company:

              Surgipro, Inc.
              3909 East Semoran Boulevard
              Apopka, Florida  32703
              Telecopy: (407) 869-5530

              Attention:  Clayton W. Page

         (b)  If to Purchaser:

              Sterile Recoveries, Inc.
              28100 U.S. Highway 19 North
              Suite 201
              Clearwater, Florida  34621
              Telecopy: (813) 725-8037

              Attention:  James T. Boosales

              with a copy to:

              Glenn Rasmussen & Fogarty, P.A.
              100 South Ashley Drive, Suite 1300
              Tampa, Florida  33602
              Telecopy: (813) 229-5946

              Attention:  David S. Felman

or to such other address as the intended recipient may designate by notice given to every other party to this Agreement in the manner provided in this section. A validly given notice, consent, demand, or approval will be effective on the earlier of its receipt, if delivered personally or by telecopy or commercial courier, or the fifth business day after it is postmarked by the United States Postal Service, if delivered by first class, postage prepaid, United States mail. Each party to this Agreement shall promptly notify every other party of any change in its mailing address.

    7.5  Third  Party  Rights.   This Agreement is binding on, and  inures  to
the benefit of, every approved assignee and successor in interest of a party to it. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer or grant to any person (other than the parties to this Agreement and their respective approved assignees and successors in interest) any claim, right, remedy, or privilege under or because of this Agreement or any provision of it.

    7.6  Survival  of  Provisions.     The representations and warranties  of
each  party in this Agreement will survive the consummation of the Merger.


EXECUTED:  March 1, 1996, in Tampa and Orlando, Florida.


                             STERILE RECOVERIES, INC.


                             By:/s/ Richard T. Isel
                                ----------------------(SEAL)
                                Richard T. Isel
                                President


                             SURGIPRO, INC.



                             By:/s/ Clayton W. Page
                                ----------------------(SEAL)
                                Clayton W. Page
                                President


                              /s/ Clayton W. Page
                             -------------------------------
                                    CLAYTON W. PAGE

                                    EXHIBITS




Exhibit "A"    Articles of Merger

Exhibit "B"    Purchaser Note

Exhibit "C"    Comfort Letter Standards

Exhibit "D"    Employment Agreement

Exhibit "E"    Investment Representation Letter

Exhibit "F"    Registration Rights Agreement

                         COMPANY DISCLOSURE SCHEDULE

                           SURGIPRO LEASES/CONTACTS

1.      Building Lease with Forest Lake Academy.

2.      Lease with Clark Credit Corporation for fork lift.

3.      Waste Management Agreement with Orlando Waste Paper (one year).

4.      Lease for Computer Network with Business Credit Leasing.

5. Judgment against All-Med/Jeffrey Hawkins and associated contingency fee arrangement with counsel.